Exhibit 21
United Bancshares, Inc. Subsidiaries
The Union Bank Company
Ohio banking corporation
Columbus Grove, Ohio
United (OH) Statutory Trust I
Connecticut statutory trust
Columbus Grove, Ohio
Ohio State Bancshares Capital Trust 1
Delaware statutory trust
Acquired thru The OSB acquisition
Columbus Grove, OH
UBC Investments, Inc. — a wholly-owned subsidiary of The Union Bank Company
Delaware Corporation
Wilmington, Delaware
UBC Property, Inc. — a wholly-owned subsidiary of The Union Bank Company
Ohio Corporation
Columbus Grove, Ohio